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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                              (Amendment No. 5)*



                              Envirosource, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $0.05 Par Value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  663900-10-8
--------------------------------------------------------------------------------
                                (CUSIP Number)

                              William M. Wardlaw
                   11100 Santa Monica Boulevard, Suite 1900
                        Los Angeles, California  90025
                                (310) 444-1822
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 July 24, 2001
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


   If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of (S)(S)240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [_]

   Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See (S)240.13d-7 for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

  CUSIP No. 663900-10-8
------------------------------------------------------------------------------
 1 Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

      FS Equity Partners II, L.P., a California limited partnership
------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)  X
      (b)
------------------------------------------------------------------------------
 3    SEC Use Only
------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)  OO
------------------------------------------------------------------------------
 5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)
------------------------------------------------------------------------------
 6    Citizenship or Place of Organization  California
------------------------------------------------------------------------------
                     7    Sole Voting Power

     Number of     -----------------------------------------------------------
      Shares         8    Shared Voting Power  2,741,013 (See Item 5)
   Beneficially
     Owned by      -----------------------------------------------------------
       Each          9    Sole Dispositive Power
    Reporting
      Person       -----------------------------------------------------------
       With          10   Shared Dispositive Power  2,741,013 (See Item 5)

------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person 2,741,013 (See Item 5)

------------------------------------------------------------------------------
12    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)

------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)  47.1% (See Item 5)

------------------------------------------------------------------------------
14    Type of Reporting Person (See Instructions)

      PN
      ------------------------------------------------------------------------

  CUSIP No. 663900-10-8
------------------------------------------------------------------------------
 1 Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

      Freeman Spogli & Co., a California general partnership
------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)  X
      (b)
------------------------------------------------------------------------------
 3    SEC Use Only
------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)  OO
------------------------------------------------------------------------------
 5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)
------------------------------------------------------------------------------
 6    Citizenship or Place of Organization  California
------------------------------------------------------------------------------
                     7    Sole Voting Power

     Number of     -----------------------------------------------------------
      Shares         8    Shared Voting Power  2,741,013 (See Item 5)
   Beneficially
     Owned by      -----------------------------------------------------------
       Each          9    Sole Dispositive Power
    Reporting
      Person       -----------------------------------------------------------
       With          10   Shared Dispositive Power  2,741,013 (See Item 5)

------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person 2,741,013 (See Item 5)

------------------------------------------------------------------------------
12    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)

------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)  47.1% (See Item 5)

------------------------------------------------------------------------------
14    Type of Reporting Person (See Instructions)

      PN
      ------------------------------------------------------------------------

  CUSIP No. 663900-10-8
------------------------------------------------------------------------------
 1 Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

      Bradford M. Freeman
------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)  X
      (b)
------------------------------------------------------------------------------
 3    SEC Use Only
------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)  OO
------------------------------------------------------------------------------
 5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)
------------------------------------------------------------------------------
 6    Citizenship or Place of Organization  United States
------------------------------------------------------------------------------
                     7    Sole Voting Power

     Number of     -----------------------------------------------------------
      Shares         8    Shared Voting Power  2,741,013 (See Item 5)
   Beneficially
     Owned by      -----------------------------------------------------------
       Each          9    Sole Dispositive Power
    Reporting
      Person       -----------------------------------------------------------
       With          10   Shared Dispositive Power  2,741,013 (See Item 5)

------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person 2,741,013 (See Item 5)

------------------------------------------------------------------------------
12    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)

------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)  47.1% (See Item 5)

------------------------------------------------------------------------------
14    Type of Reporting Person (See Instructions)

      IN
      ------------------------------------------------------------------------

  CUSIP No. 663900-10-8
------------------------------------------------------------------------------
 1 Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

      Ronald P. Spogli
------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)  X
      (b)
------------------------------------------------------------------------------
 3    SEC Use Only
------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)  OO
------------------------------------------------------------------------------
 5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)
------------------------------------------------------------------------------
 6    Citizenship or Place of Organization  United States
------------------------------------------------------------------------------
                     7    Sole Voting Power

     Number of     -----------------------------------------------------------
      Shares         8    Shared Voting Power  2,741,013 (See Item 5)
   Beneficially
     Owned by      -----------------------------------------------------------
       Each          9    Sole Dispositive Power
    Reporting
      Person       -----------------------------------------------------------
       With          10   Shared Dispositive Power  2,741,013 (See Item 5)

------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person 2,741,013 (See Item 5)

------------------------------------------------------------------------------
12    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)

------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)  47.1% (See Item 5)

------------------------------------------------------------------------------
14    Type of Reporting Person (See Instructions)

      IN
      ------------------------------------------------------------------------

  CUSIP No. 663900-10-8
------------------------------------------------------------------------------
 1 Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

      William M. Wardlaw
------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)  X
      (b)
------------------------------------------------------------------------------
 3    SEC Use Only
------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)  OO
------------------------------------------------------------------------------
 5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)
------------------------------------------------------------------------------
 6    Citizenship or Place of Organization  United States
------------------------------------------------------------------------------
                     7    Sole Voting Power

     Number of     -----------------------------------------------------------
      Shares         8    Shared Voting Power  2,741,013 (See Item 5)
   Beneficially
     Owned by      -----------------------------------------------------------
       Each          9    Sole Dispositive Power
    Reporting
      Person       -----------------------------------------------------------
       With          10   Shared Dispositive Power  2,741,013 (See Item 5)

------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person 2,741,013 (See Item 5)

------------------------------------------------------------------------------
12    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)

------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)  47.1% (See Item 5)

------------------------------------------------------------------------------
14    Type of Reporting Person (See Instructions)

      IN
      ------------------------------------------------------------------------

  CUSIP No. 663900-10-8
------------------------------------------------------------------------------
 1 Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

      J. Frederick Simmons
------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)  X
      (b)
------------------------------------------------------------------------------
 3    SEC Use Only
------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)  OO
------------------------------------------------------------------------------
 5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)
------------------------------------------------------------------------------
 6    Citizenship or Place of Organization  United States
------------------------------------------------------------------------------
                     7    Sole Voting Power

     Number of     -----------------------------------------------------------
      Shares         8    Shared Voting Power  2,741,013 (See Item 5)
   Beneficially
     Owned by      -----------------------------------------------------------
       Each          9    Sole Dispositive Power
    Reporting
      Person       -----------------------------------------------------------
       With          10   Shared Dispositive Power  2,741,013 (See Item 5)

------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person 2,741,013 (See Item 5)

------------------------------------------------------------------------------
12    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)

------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)  47.1% (See Item 5)

------------------------------------------------------------------------------
14    Type of Reporting Person (See Instructions)

      IN
      ------------------------------------------------------------------------

  CUSIP No.  663900-10-8
------------------------------------------------------------------------------
 1 Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

      John M. Roth
------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)  X
      (b)
------------------------------------------------------------------------------
 3    SEC Use Only
------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)  OO
------------------------------------------------------------------------------
 5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)
------------------------------------------------------------------------------
 6    Citizenship or Place of Organization  United States
------------------------------------------------------------------------------
                     7    Sole Voting Power

     Number of     -----------------------------------------------------------
      Shares         8    Shared Voting Power  2,741,013 (See Item 5)
   Beneficially
     Owned by      -----------------------------------------------------------
       Each          9    Sole Dispositive Power
    Reporting
      Person       -----------------------------------------------------------
       With          10   Shared Dispositive Power  2,741,013 (See Item 5)

------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person 2,741,013 (See Item 5)

------------------------------------------------------------------------------
12    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)

------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)  47.1% (See Item 5)

------------------------------------------------------------------------------
14    Type of Reporting Person (See Instructions)

      IN
      ------------------------------------------------------------------------

      This Amendment No. 5 amends the statement on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") with respect to Envirosource, Inc. (the "Issuer") on April 24, 1993, Amendment No. 1 as filed with the Commission on May 17, 1993, Amendment No. 2 filed with the Commission on August 10, 1993, Amendment No. 3 filed with the Commission on February 12, 1996 and Amendment No. 4 filed with the Commission on June 12, 2001 (as amended, the "Schedule 13D").

      Items 4 and 5 of the Schedule 13D are hereby amended and supplemented as follows:

Item 4.  Purpose of Transaction

      Item 4 of the Schedule 13D is amended by adding the following paragraph after the last paragraph thereof:

      On July 24, 2001 the Issuer merged with ES Acquisition Corp. ("Acquisition") with the Issuer as the surviving corporation (the "Merger"). In connection with the Merger, all shares of Common Stock (other than the shares held by Acquisition) were converted into the right to receive cash consideration of $0.20 per share. On July 24, 2001, the Issuer also terminated the registration of the Common Stock pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended.

Item 5.  Interest in Securities of the Issuer

      Item 5 of the Schedule 13D is hereby amended by adding the following paragraph after the last paragraph thereof:

      In connection with the consummation of the Merger, the 2,741,013 shares of Common Stock beneficially owned by the Filing Persons were converted into the right to receive cash consideration of $0.20 per share. As of July 24, 2001, the Filing Persons ceased to beneficially own more than five percent of the Common Stock.

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 1, 2001             FS EQUITY PARTNERS II, L.P.,
                                         a California limited partnership

                                         By:  Freeman Spogli & Co.
                                         Its: General Partner


                                         By:  /s/ William M. Wardlaw
                                              -------------------------
                                              William M. Wardlaw
                                              Title:  General Partner


                                         FREEMAN SPOGLI & CO.,
                                         a California general partnership


                                         By:  /s/ William M. Wardlaw
                                              -------------------------
                                              William M. Wardlaw
                                              Title:  General Partner


                                         BRADFORD M. FREEMAN

                                         /s/ Bradford M. Freeman
                                         ------------------------------


                                         RONALD P. SPOGLI

                                         /s/ Ronald P. Spogli
                                         ------------------------------


                                         WILLIAM M. WARDLAW

                                         /s/ William M. Wardlaw
                                         ------------------------------


                                         J. FREDERICK SIMMONS

                                         /s/ J. Frederick Simmons
                                         ------------------------------


                                         JOHN M. ROTH

                                         /s/ John M. Roth
                                         ------------------------------